Event ID:   4171635
Culture:   en-US
Event Name: Q1 2012 Rand Logistics Inc Earnings Conference Call
Event Date: 2011-08-15T12:30:00 UTC

P: Operator;;
C: Lesley Snyder;Rand Logistics, Inc.;IR
C: Laurence Levy;Rand Logistics, Inc.;Chairman and CEO
C: Scott Bravener;Rand Logistics, Inc.;President of Lower Lakes Towing and Lower Lakes Transportation Company
C: Joe McHugh;Rand Logistics, Inc.;CFO
P: Fred Buonocore;CJS Securities;Analyst
C: Edward Levy;Rand Logistics, Inc.;President
P: Ross Haberman;Haberman Management;Analyst

+++ presentation
Operator: Good morning. My name is Jackie and I will be your conference Operator today. At this time I would like to welcome everyone to the first quarter fiscal year 2012 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. (Operator Instructions) Thank you.

 Ms. Snyder, you may begin your conference.

Lesley Snyder: Thank you, Operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics First Quarter Fiscal Year 2012 earnings conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Scott Bravener, President of Lower Lakes; Joe McHugh, Rand's Chief Financial Officer; and Ed Levy, Rand's President. A live audio Webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

 Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

 For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011. And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results, Joe McHugh, our CFO, will review the financial results, and I will discuss our fiscal 2012 earnings outlook. Ed Levy, our President, will join us for the question and answer session.

 We are pleased with our first quarter fiscal 2012 results. While we only have approximately 75 days of data, the repowered Michipicoten is meeting our operating and financial expectations. Additionally, the two vessels which we acquired in February 2011 are performing well and we believe that there is an opportunity for these vessels to exceed the performance expectations that the transaction was based on. Finally, our newly-acquired vessel, the Manitoba, formerly known as the Maritime Trader, went into service on August 6, 2011, and is already helping to balance our capacity and customer demand more effectively.

 We have completed half of the 2011 sailing season, which typically accounts for approximately two-thirds of our annual operating income plus depreciation and amortization. Based on results to date, we are reaffirming our guidance that assuming a full sailing season of the Michipicoten, operating income plus depreciation and amortization will be between $34 million and $36 million, and that free cash flow per common share will be between $1.15 and $1.30.

 Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. Our customer demand is the best that it has been since 2008. We are fully booked for the remainder of the sailing season and based on current market demand, we expect to again operate certain of our vessels into January. We are experiencing these demand levels even though Lakes-wide tons shipped for most of the commodities that we transport are modestly below their historical five year averages.

 In general, there was not a material shift in the mix of commodities that we transported in the quarter ended June 30, 2011, versus our historical mix for the quarter ended June 30, 2010. As we had projected, our salt tonnage, which increased by approximately 27% in the first quarter of fiscal 2012 versus the same period last year, has rebounded back to more normal levels due to more typical weather conditions this past winter in the Great Lakes region. Also of note is our grain tonnage, which increased by approximately 34% in the quarter ended June 30, 2011, versus the comparable quarter last year. The increase in grain tonnage is primarily related to a new longer term grain contract that we were awarded prior to the beginning of the sailing season, as well as improvements to our domestic grain business.

 Several vessels experienced startup delays during the quarter ended June 2011 due to winter repair work not being completed on schedule. This resulted in 42 lost sailing days in April 2011, in addition to 30 lost days related to the Michipicoten repowering. These lost sailing days caused inefficiencies in matching fleet configuration with trade patterns. In addition, the late sailings resulted in approximately $800,000 of winter repairs and maintenance expenses in the three month period ended June 30, 2011 compared to a negligible amount in the three month period ended June 30, 2010.

 The Michipicoten repowering project, which began in December 2010, was successfully completed in May 2011. The vessel did not sail for 61 days of the quarter. The benefits of the conversion include increased revenues from higher speeds and lower costs from reduced fuel consumption, labor efficiencies, and reduced maintenance and other operating expenses. Since introducing the vessel back into service, we have been satisfied with both its financial and operating results. This was our last steam-powered vessel to be converted to diesel power. We believe we now operate some of the most efficient propulsion systems on the Great Lakes.

 The number of sailing days that we operated in the quarter ended June 30, 2011 increased by 4.1% to 1,065 days as compared to 1,023 sailing days during the same year-ago period. The 42 day increase in sailing days was primarily attributable to the February 2011 acquisition of two vessels. The increase in sailing days attributable to the acquired vessels, as well as a reduction in lost days for major incident repairs, compared to the three month period ended June 30, 2010, was offset by the long-term lay up of our smallest vessel and the repowering of the Michipicoten which extended through May 31, 2011.

Due to delayed winter work on certain vessels, including the two vessels acquired in February 2011, we lost an additional 42 sailing days in April 2011. The late vessel sailings, as well as the Michipicoten being out of service for its repowering, caused inefficiencies in matching fleet configuration with trade patterns, particularly during the month of April.

 In closing, to date I am satisfied with the Company's performance in the 2011 sailing season. Our demand visibility for the remainder of the year is very good; our customers continue to present us with a variety of growth opportunities. With the exception of delays in completing winter work on certain vessels, our operating performance across our entire fleet has met expectations. We have also successfully integrated the vessels acquired in February 2011 and the newly-acquired Manitoba into our fleet, and we have completed the repowering of our last steam-powered vessel and are pleased with its performance thus far. Based on these factors, as well as our financial results to date, we are able to reaffirm the earnings guidance of $34 to $36 million of operating income plus depreciation and amortization, assuming a full sailing season for the repowered Michipicoten that we put forth in February 2011 at the time of the vessels acquisition.

 With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Total revenue during the three month period ended June 30, 2011, was $42.3 million, an increase of $5.5 million or 15.0%, compared to $36.8 million during the same year-ago period. The increase was primarily attributable to higher fuel surcharges and higher freight revenue offset by substantially reduced outside charter revenue.

Freight and related revenue generated from Company-operated vessels increased by $2.3 million or 8.1%, to $30.7 million during the three month period ended June 30, 2011, compared to $28.4 million during the same year-ago period ended June 30, 2010. Freight and related revenue per sailing day increased by $1,054 or 3.8%, to $28,821 per sailing day in the three month period ended June 30, 2011 compared to $27,767 per sailing day in the same year-ago period. This increase was attributable to contractual price increases, new business, and an increase in the average size of vessel that we operated due to our February 2011 vessels acquisition. The improvement was somewhat offset by inefficiencies in matching fleet configuration with trade patterns, as a result of the Michipicoten being out of service due to its repowering for 61 sailing days, and a delay in completing required winter work, which caused us to begin the season later than our typical start date of April 1st on certain of our vessels.

 Vessel operating expenses increased by $5.0 million, or 20.9%, to $28.6 million in the three month period ended June 30, 2011 compared to $23.6 million in the same year-ago period. The increase was primarily attributable to higher fuel costs, an increased number of sailing days, and a stronger Canadian dollar, partially offset by cost reductions due to the long-term lay-up of our smallest vessel. As we have previously discussed, all of our Company's customer contracts include fuel price pass-through provisions. Vessel operating expenses per sailing day increased by $3,736, or 16.2%, to $26,832 per sailing day in the three month period ended June 30, 2011, compared to $23,096 in the comparable year-ago period.

 Our general and administrative expenses increased by $600,000 to $3.0 million during the three month period ended June 30, 2011 compared to $2.4 million in the comparable year-ago period. The increase in general and administrative expenses was primarily due to $400,000 attributable to the timing of the tax withholding portion of restricted stock grants awarded to our senior executives, bank administrative fees, and a stronger Canadian dollar. Our general and administrative expenses represented 7.0% of revenues during the three month period ended June 30, 2011, an increase from 6.4% of revenues during the same year-ago period.

 The Canadian dollar strengthened by approximately 6.2% versus the U.S. dollar, averaging approximately $1.03 per Canadian dollar during the three month period ended June 30, 2011, compared to approximately $0.97 per Canadian dollar during the comparable year-ago period. The Company's balance sheet translation rate increased from approximately $1.03 per Canadian dollar at March 31, 2011, to approximately $1.04 per Canadian dollar at June 30, 2011.

 We expect to have our new credit facility in place by the end of this quarter. This facility extends the maturity of our loan agreement through April 2015 on terms substantially similar to those that we enjoy today.

 As shown on slide 11 of the presentation available on Rand's website, under Investors, Events and Presentations, operating income plus depreciation and amortization increased 10.4% to $9.7 million for the quarter ended June 30, 2011, compared to $8.8 million for the comparable quarter last year.

 Finally, I would ask you to turn to slide 12 of the aforementioned presentation. This chart illustrates the Company's trailing four quarters operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes. We believe that this track record highlights the Company's earnings quality and growth in both good and difficult economic conditions.

 With that I'd like to turn the call over to Laurence.

Laurence Levy: Thank you, Joe. We continue to believe that the long-term fundamentals of our business and the end markets that we serve remain strong. Our outlook for fiscal year 2012 remains positive. This confidence is based on the contractual nature of our business, which is providing excellent visibility for the remainder of the sailing season, the high barriers to entry into our markets, and our financial performance to date.

 Over the next 24 months, we remain highly confident that we will have the opportunity to accelerate our free cash flow growth as we improve the profitability of our existing fleet through contractual price increases and by better aligning our assets to the trade patterns that they are best suited for, in order to gain greater flexibility in the scheduling of our expanded fleet. Continued improvement in vessel utilization combined with increased customer demand, reinforces our confidence in a positive future for Rand, our customers, employees, and shareholders.

 With that, I would like to turn the call back to the Operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions) Fred Buonocore with CJS Securities.

Fred Buonocore: Can you talk a little bit more about the delays in completing the winter work, just give us a sense of what happened there that was unexpected, please?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Good morning, Fred. Really, that falls into three buckets, Fred. The first one, most importantly, I think, is the planning and scheduling of the winter work. Winter work was scheduled out until later in the period. The execution on our operating team wasn't good in that regard.

 Second bucket, delays in the closing of the February acquisition of the two vessels. That transaction was supposed to close much earlier. It dragged on until about mid-February and affected our ability to get those vessels out on time and the winter work completed.

 And the third one was the compressed winter season due to the late season sailing of several of our vessels. As you're aware, a large portion of the fleet sailed well into January last year and really compressed our winter work season.

 But, we think that the biggest impact was the execution on our part and timing of the winter work. It should have begun much earlier. If we had done that, most of the vessels would have sailed on time.

Fred Buonocore: Okay, and then just as an extension of that question, can you talk about the related inefficiencies that those delays caused in addition to throwing the Mich repowering into the mix of that, what that did to your trade patterns?

Scott Bravener: With the Michipicoten repowering, Fred, and the delays in sailing in particular of the James L Kuber, one of the newer vessels, and the Saginaw.  Those were the three biggest delays that we experienced, and those are also our three largest vessels. In particular, the Saginaw does a number of pieces of business that it really is best suited to within the fleet.

 We had to substitute smaller vessels and we had to substitute other vessels into the Michipicoten's trade patterns up until the month of June, to fulfill what were much heavier commitments this spring to our steel customers. So, having the three largest vessels out and having to substitute smaller vessels in those trade patterns caused a number of inefficiencies that affected our results.

Fred Buonocore: But the full fleet is operating now?

Scott Bravener: The full fleet is operating now, with the exception of the Maumee, which is in long-term lay-up.

Fred Buonocore: And then related to the Mich repowering, the lost days there and the guidance, you talk about the guidance for the $34 to $36 million in EBITDA. Can you remind us what the lost days for the Mich equates to, so we can get an apples-to-apples sense on the guidance, please?

Laurence Levy: Joe, could you address that, please?

Joe McHugh: Yes, Fred. I think if you take into consideration not only the lost margin from the Michipicoten, but the fact that we were rebalancing the fleet during that particularly April-May period, what we're saying is that as of the last 12 months, effectively May 2012, although we don't publish that, but the last 12 months as of June 2012, which would be the first full quarter that the Michipicoten would have sailed that prior 12 months, our EBITDA guidance is $34 million to $36 million.

Fred Buonocore: I'm just trying to get a sense for what that would equate to.

Edward Levy: It's Ed. Make it simple. Take 61 days and multiply that times the average vessel margin and you've got a pretty good directional sense as to what the impact of the 61 days is. There's some inefficiency in there, but don't worry about that.

Fred Buonocore: It's not a lot lower than the actual stated guidance.

Edward Levy: You got it.

Fred Buonocore: And then along those lines, how much of that EBITDA guidance are you expecting to get in that extended portion of the season, because you're looking to have the season stretch into January the way it did last year? How much are you banking on getting extra operating income then?

Laurence Levy: Fred, in general, while we are pleased to be operating into January, in order to facilitate our customers' incremental demand, we don't tend to generate enormous profitability during that time period, because it's a tough operating environment. So, the answer to your question is not a significant portion of our earnings is dependent on that January sailing.

Fred Buonocore: And then finally, the tax withholding issue that impacted SG&A, was there anymore of that as the year progresses? Or do we go back to a normalized SG&A run rate after this quarter?

Laurence Levy: In fact, what's happened is it's all been front loaded into the first quarter, so we should not see a drag as we go forward into the second, third and fourth quarter.

 Thanks, Fred, and before you go, actually, we should just mention to everyone that Rand will be presenting at CJS's investment conference tomorrow, if anyone is attending that conference. And, obviously, we would look forward to seeing you there.

Operator: (Operator Instructions) Ross Haberman with Haberman Management.

Ross Haberman: Just a quick question. I was wondering if you got anywhere or further thoughts on working out the preferred shares or retiring them in some way in some form sooner than later?

Laurence Levy: Ross, we continue to evaluate that as an attractive investment opportunity for our common stock holders. Right now, the preferred is accruing a dividend rate of approximately 12% per annum. So, obviously on a relative basis that is expensive capital.

 But we are well aware of that, and at an appropriate point in time, which we anticipate should be in the foreseeable future, we do intend to take care of that. And hopefully if our stock price rises, that would also cause a conversion of the preferred and clean up our balance sheet.

Ross Haberman: And just one further question regarding the prior issue. All the delays which you laid out because of the slowness or in getting the work done, how much do you think it cost you in terms of your EBITDA for the first half?

Scott Bravener: Again, as Ed had laid out, Ross, if you take those 42 days separately, times our average daily vessel margin, it will give you a pretty good indication. Plus, there was the 61 days of the Michipicoten not sailing in the first quarter.

Operator: At this time, we have no further questions.

Laurence Levy: Okay, with that, we would like to conclude our first quarter call. We thank you all for participating on the call. And until our next call, if any of you do have any further questions or would like to discuss our operations, please do reach out to our senior management team. Thank you.

Operator: Thank you. This concludes today's conference call. You may now disconnect.